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                                                                   EXHIBIT 10.21

                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

        THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT ("First Amendment"), is dated as of December 23, 1997, by and between the following parties:

        LENDER/SECURED PARTY:   NTFC CAPITAL CORPORATION, a Delaware corporation
                                with offices at 220 Athens Way, Nashville,
                                Tennessee 37228 and its assigns ("NTFC")

        LENDER/SECURED PARTY:   EXPORT DEVELOPMENT CORPORATION, a corporation
                                established by an Act of Parliament of
                                Canada with its principal place of business at 151 O'Connor, Ottawa, Canada K1A 1K3 ("EDC")

        BORROWER/DEBTOR:        IXC CARRIER, INC., a Nevada corporation with its
                                principal place of business at 1122 South
                                Capital of Texas Hwy., Austin, Texas 78746
                                ("Borrower")

        GUARANTOR:              IXC COMMUNICATIONS, INC., a Delaware corporation
                                with its principal place of business at 1122
                                South Capital of Texas Hwy., Austin, Texas 78746
                                ("Guarantor")

This First Amendment changes only the terms referenced herein of the Loan and Security Agreement -between the parties thereto dated as of July 18, 1997 (the "Agreement"), and except as expressly amended hereby, the Agreement, including the exhibits and schedules attached thereto, and all other documents executed in connection therewith, remain in full force and effect as executed. Any terms not otherwise defined herein shall have the meanings given them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Loan and Security Agreement by their duly authorized representatives:

LENDER:                                     BORROWER:
------                                      --------
NTFC CAPITAL CORPORATION                    IXC CARRIER, INC.


By:/s/ L.W. Middleton                       By: /s/ James F. Guthrie

TITLE: Secretary                            TITLE: Executive Vice President and
                                                   Chief Financial Officer

DATE: 12/23/97                              DATE: 12/23/97

LENDER:                                     GUARANTOR:
------                                      ---------
EXPORT DEVELOPMENT CORPORATION              IXC COMMUNICATIONS, INC.


By: /s/ Bruce Dunlop         /s/ Stephen Davies      By: /s/ James F. Guthrie

TITLE: Financial Services    International           Executive Vice President
       Manager               Contracts Specialist    and Chief Financial Officer

DATE: 12/24/97                                       DATE: 12/23/97


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                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT


        THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT ("First Amendment") is dated as of December 23, 1997 by and between IXC CARRIER, INC., a Nevada corporation ("Borrower"), IXC COMMUNICATIONS, INC., a Delaware corporation ("Guarantor"), NTFC CAPITAL CORPORATION, a Delaware corporation ("NTFC"), and EXPORT DEVELOPMENT CORPORATION, a Canadian crown corporation("EDC").

                              B A C K G R O U N D:

        A. THE PARTIES HAVE ENTERED INTO A LOAN AND SECURITY AGREEMENT ("Agreement") dated as of July 18, 1997, providing for extensions of credit to Borrower for the purposes stated therein.

        B. A portion of the right, title and interest of NTFC in, under and to the Agreement and attendant Loan Documents was assigned to EDC pursuant to the Assignment and Acceptance Agreement and the Intercreditor Agreement between NTFC and EDC.

        C. NTFC and EDC remain willing to extend such credit to Borrower, and Borrower remains willing to borrow funds thereunder, upon the terms and conditions set forth in the Agreement as amended by this First Amendment.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:


                                   T E R M S:

        The following provisions of the Agreement are hereby amended:

        1. Section 1.01 is amended by substituting the following definitions for those in the Agreement:

        "Cash Flow": during any fiscal period of Guarantor, the sum of (i) net income (or loss) (which may be a positive or negative number) for such period, plus (ii) all non-cash items deducted in determining such net income (or loss), plus (iii) any infusions of cash equity available to Guarantor for general corporate purposes (including cash infusions for the Guarantor's Common Stock, Convertible Preferred Stock, Exchangeable Preferred Stock, or other Preferred Stock duly authorized and issued pursuant to the Guarantor's Certificate of Incorporation and By-Laws) or advances of subordinated debt to the Guarantor, minus (iv) all non-cash items added in determining net income (or loss) during such period, less (v) any Equity Payments made pursuant to Section 8.04 hereof.

        "Note" or "Notes": collectively, one or more promissory notes issued by Borrower to Lender or Lender's assignee, and all extensions, renewals, modifications, replacements, amendments, restatements and refinancings thereof.

        2. Section 2.02 is amended by substituting the following new Section for that in the Agreement:


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        2.02.  Notes and Payment Terms.

        (a)
        Promissory Notes. The Advances shall be evidenced by one or more Notes substantially in the form of Exhibit A hereto, with appropriate insertions. Each Note shall be executed by Borrower, payable to the order of Lender or Lender's assignee, and shall evidence the obligation of Borrower to repay all principal amounts advanced under or pursuant to this Agreement, together with interest and all other amounts due thereunder. Each Note shall be dated the Closing Date, have a stated maturity that is the Maturity Date, and bear interest at the Interest Rate from the First Borrowing Date until the Note or any amount thereunder is paid in full (whether on the Maturity Date, by acceleration or otherwise). All schedules attached to the Note shall be deemed a part thereof. Any such schedule may be amended by Lender from time to time to reflect changes in the amounts includable thereon, but the failure to attach or amend any schedule shall not diminish the obligation of Borrower to repay all amounts due hereunder or on any Note.

        (b)
        Interest Payments. Interest shall accrue on the principal amount outstanding on each Note for each separate Advance at the applicable Interest Rate for each Advance and shall be payable, in arrears, on each Interest Payment Date to the holder of the Note. Interest only shall be payable during the Interest Only Period, and thereafter all accrued interest shall be payable, in arrears, with the principal payments described below.

        (c)
        Principal Payments. On the Conversion Date, each Note shall automatically convert to a term certain of twenty (20) consecutive quarters, and principal shall be paid in twenty (20) equal consecutive quarterly installments, plus accrued interest to the holder of the Note, commencing on June 30, 1998 and on each Payment Date thereafter until the Maturity Date; provided, however, that the principal payment amounts shall be recalculated by Lender if any Advances are made hereunder after the Conversion Date, based on the aggregate amount of all Advances made at any time. The amount of each quarterly payment shall be calculated, at the outset, by amortizing the amount of all principal amounts outstanding on the Conversion Date. It is intended that the above amortization schedule will fully amortize the principal amounts advanced under all of the Notes. The final payment on a Note shall be in an amount equal to all outstanding principal, accrued and unpaid interest, premiums, and apportioned expenses, fees, penalties and all other unpaid charges due under that Note and this Agreement.

        (d)
        Late Payments and Default Rate. Notwithstanding the foregoing, if Borrower shall fail to pay within ten (10) days after the due date any principal amount or interest or other amount payable under this Agreement or under any Note, Borrower shall pay to Lender and/or to the holder of any Note not held by Lender, to defray the administrative costs of handling such late payments, an amount equal to interest on the amount unpaid, to the extent permitted under applicable law, at the Default Rate (instead of the Interest Rate), from the due date until such overdue principal amount, interest or other unpaid amount is paid in full (both before and after judgment) whether or not any notice of default in the payment thereof has been delivered under Section 9.01 hereof. In addition, but without duplication, upon the occurrence and during the continuance of an Event of Default, all outstanding amounts hereunder shall bear interest at the Default Rate (instead of the Interest Rate) until such amounts are paid in full or such Event of Default is waived in writing by Lender.


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        (e)
        Excess Interest. Notwithstanding any provision of any Note, this Agreement or any other Loan Document to the contrary, it is the intent of Lender and Borrower that Lender or any holder of any Note shall never be entitled to receive, collect, reserve or apply, as interest, any amount in excess of the maximum rate of interest permitted to be charged by applicable Law, as amended or enacted from time to time. In the event Lender, or any holder of any Note, ever receives, collects, reserves or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated as such, or, if the principal indebtedness and all other amounts due are paid in full, any remaining excess funds shall immediately be applied to any other outstanding indebtedness of Borrower due to Lender, and if none is outstanding, shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (a) exclude voluntary prepayments and the effects thereof as it may relate to any fees charged by Lender, and (b) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire term of the indebtedness; provided that if the indebtedness is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the maximum lawful rate, Lender or any holder of any Note shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal portion of the indebtedness, as of the date it was received, and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, reserving or receiving interest in excess of the maximum lawful rate.

        4. Schedule 2.02 attached hereto shall be attached to the Agreement in replacement of the Schedule 2.02 attached to the Agreement at the Closing.

        5. Schedule 4.26 attached hereto shall be attached to the Agreement in replacement of the Schedule 4.26 attached to the Agreement at the Closing.

        6. Schedule 6.02 attached hereto shall be attached to the Agreement in replacement of the Schedule 6.02 attached to the Agreement at the Closing.

        7. The First Amendment to the Disclosure Schedule attached hereto shall be attached to the Agreement as an amendment to the Disclosure Schedule attached to the Agreement at the Closing.

              END OF FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
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